KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2024, with respect to the consolidated financial statements of C4 Therapeutics, Inc., incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.
Boston, Massachusetts
October 31, 2024